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                                                                    EXHIBIT 10.4



                        [EASTON BANK & TRUST LETTERHEAD]



                                 March 6, 1998



W. David Hill, DDS
Chairman of the Board
Easton Bank & Trust Company
501 Idlewild Avenue
Easton, Maryland 21601

Dear Dr. Hill:

     This is in response to your correspondence dated March 3, 1998.

     Following the receipt of that correspondence, you and I discussed additional terms and conditions concerning my departure from Easton Bank & Trust Company, and we have agreed to clarify the terms and conditions set forth in your leter as follows:

     1. I will immediately tender my resignation as an employee, officer, and director of Easton Bancorp, Inc. and Easton Bank & Trust Company. In addition to my name will be withdrawn from consideration as a nominee for the Board of Directors of the Company.

     2. I will receive all benefits under my July 22, 1991 employment contract, as amended September 30, 1992, as if that contract were terminated "without cause," but with the following modifications:

               (a) My current compensation shall remain in full force and effect and shall be paid for an additional period of 12 months from today's date/

               (b) My health and disability insurance shall remain in full force and effect, at the expense of the Bank, for an additional period of twelve months from today's date, with the understanding that this shall include my long term disability insurance.

               (c) The company automobile currently in my possession will be retitled and transferred to me for no additional consideration

               (d) paragraph 8(a) of my employment contract shall be deemed null and void, and in its place we will insert the attached non-compete provision which was negotiated by our respective legal counsel. See attachment 1.

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W. David Hill, DDS
March 6, 1998
Page 2 of 3 pages

     I believe that this covers all of the points which we discussed. If you agree please so indicate by your signature below, and our modified agreement will become effective immediately.

                                             Sincerely,

                                             /s/ Thomas P. McDavid

                                             Thomas P. McDavid
                                             President/CEO

SO AGREED

/s/ W. David Hill, DDS
-----------------------------------
W. David Hill, DDS
Chairman of the Board
Easton Bank & Trust Company

TPMcD:bcg
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W. David Hill, DDS
March 6, 1998
Page 3 of 3 Pages





Attachment 1



Employee agrees that for a period of two years following termination of Employee's employment hereunder, Employee will not, without the prior written consent of Employer, (i) be employed by, or provide consulting services to any bank, bank holding company, savings association, savings association holding company or other similar financial institution (collectively: "Financial Institution") which results in Employee having a business office in Talbot County, Maryland, or (ii) in connection with being employed by, or providing consulting services to, any Financial Institution, solicit business from any current customer of Employer, regardless of where such current customer may reside, or solicit business from any potential customer of Employer residing in Talbot County, Maryland.